UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AUXILIUM PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting

and Proxy Statement

April 29, 2008

AUXILIUM PHARMACEUTICALS, INC.

40 Valley Stream Parkway

Malvern, Pennsylvania 19355

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2008

The Annual Meeting of Stockholders (the “Meeting”) of Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355 on Thursday, June 12, 2008, at 9:00 a.m., local time. The purpose of the Meeting shall be to consider and act upon the following matters:

(1)	To elect nine directors to serve until the Company’s 2009 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

(2)	To ratify the selection by the Audit and Compliance Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(3)	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

The holders (the “Stockholders”) of the Company’s common stock of record at the close of business on April 16, 2008 (the “Record Date”), are entitled to notice of and to vote at the Meeting, or any adjournments or postponements thereof. A complete list of such Stockholders will be open to the examination of any Stockholder at the Company’s principal executive offices at 40 Valley Stream Parkway, Malvern, Pennsylvania 19355, for a period of 10 days prior to the Meeting and at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355 on the day of the Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED RETURN ENVELOPE IS MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors,

Jennifer Evans Stacey, Esq.
Secretary
Malvern, Pennsylvania
April 29, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING TO BE HELD ON JUNE 12, 2008

The Notice of Annual Meeting of Stockholders, Proxy Statement and 2007 Annual Report to Shareholders are available at http://ir.auxilium.com.

AUXILIUM PHARMACEUTICALS, INC.

40 Valley Stream Parkway

Malvern, Pennsylvania 19355

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2008

ANNUAL MEETING OF STOCKHOLDERS

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Auxilium Pharmaceuticals, Inc., (referred to herein as “Auxilium”, “we”, “us” or “our”) is soliciting your proxy to vote at our Annual Meeting of Stockholders to be held on Thursday, June 12, 2008, (the “Meeting”) at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355, at 9:00 a.m., local time, and at any adjournments or postponements thereof.

•	This Proxy Statement summarizes information about the proposals to be considered at the Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We are mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and Proxy Card to our stockholders of record as of April 16, 2008 (the “Record Date”) for the first time on or about April 29, 2008. In this mailing, we are also including our Annual Report to Shareholders (“2007 Annual Report”) for the fiscal year ended December 31, 2007 (“Fiscal 2007”). In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and 2007 Annual Report so that our record holders could supply these materials to the beneficial owners of shares of our common stock as of the Record Date.

Information About the Meeting

When is the Meeting?

The Meeting will be held at 9:00 a.m., local time, on Thursday, June 12, 2008.

Where is the Meeting?

The Meeting will be held at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355.

What is the purpose of the Meeting?

At the Meeting, stockholders will act upon the matters listed in the Notice of Annual Meeting of Stockholders and any other matters that properly come before the Meeting or any adjournments or postponements thereof.

Who can attend the Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares through a broker or other nominee, you must bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. Everyone must check in at the registration desk at the Meeting.

What constitutes a quorum?

A quorum of stockholders is necessary to hold a valid meeting for the transaction of business. The presence at the Meeting, in person or by proxy, of the holders entitled to cast at least a majority of votes which all stockholders are entitled to cast as of the Record Date will constitute a quorum. Broker non-votes, abstentions and votes withheld count as shares present at the Meeting for purposes of a quorum. On the Record Date, there were 41,143,878 shares of our common stock outstanding.

What are the recommendations of the Board?

Unless you instruct otherwise on your Proxy Card, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth below.

•	Proposal 1: Election of Directors—FOR ALL NOMINEES;

•

Proposal 2: FOR the ratification of the selection by the Audit and Compliance Committee (the “Audit Committee”) of the Board of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 (“Fiscal 2008”).

The proxy holders will vote in their own discretion with respect to any other matter that properly comes before the Meeting or any adjournments or postponements thereof.

Information About Voting

Who can vote at the Meeting?

All stockholders of record at the close of business on the Record Date, April 16, 2008, are entitled to vote at the Meeting and any adjournments or postponements of the Meeting.

What are the voting rights of the holders of the common stock?

Holders of our common stock will vote on all matters to be acted upon at the Meeting. Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon at the Meeting.

How do I vote?

You may attend the Meeting and vote in person. Alternatively, you may vote your shares by proxy by mail. To vote by mail, simply complete, sign and date your Proxy Card and return it in the postage-paid return envelope provided for receipt by us prior to June 12, 2008 (Proxy Cards received on or after June 12, 2008 will not be counted). Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Meeting or any adjournments or postponements thereof.

If you want to vote in person at the Meeting and you hold shares of our common stock in street name, you must obtain a Proxy Card from your broker and bring that Proxy Card to the Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the Record Date and valid picture identification, such as a driver’s license or passport.

Is my vote confidential?

Yes. Proxy Cards, ballots and voting tabulations that identify stockholders are kept confidential except in certain circumstances where it is important to protect the interests of Auxilium and its stockholders.

What if I do not indicate my preference on the Proxy Card?

If you do not indicate how you would like your shares to be voted for a particular proposal, your shares will be voted as follows:

(i)	Proposal 1: Election of Directors—FOR ALL NOMINEES;

(ii)	Proposal 2: FOR the ratification of the selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2008.

As to other matters as may properly come before the Meeting or any adjournments or postponements thereof, the persons named in the proxy will be authorized to vote upon such matters in their own discretion.

Can I change my vote after I return my Proxy Card?

Yes. Even after you have submitted your Proxy Card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Auxilium either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Meeting in person and request to recast your vote. Attendance at the Meeting will not, by itself, revoke a previously granted proxy. For information regarding how to vote in person, see “How do I vote?” on page 3.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors, provided a quorum is present in person or by proxy. A plurality means that the nine nominees receiving the most votes for election to a director position are elected as directors. Votes that are withheld and broker non-votes will be excluded entirely from the vote to elect directors and have no effect. Thus, the nine candidates with the most affirmative votes will be elected at the Meeting.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for Fiscal 2008, provided a quorum is present in person or by proxy. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

What is a broker non-vote?

A broker non-vote occurs when a broker submits a Proxy Card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. Non-routine matters include matters such as the approval of, and amendments to, stock plans. Therefore, if you do not give your broker or nominee specific instructions, your shares will not be voted on non-routine matters and may not be voted on routine matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Important Notice Regarding the Availability of Proxy Materials for the Meeting

The Notice of Annual Meeting of Stockholders, Proxy Statement and 2007 Annual Report to Shareholders are available at http://ir.auxilium.com.

DISCUSSION OF PROPOSALS

Proposal 1: Election of Directors

At the Meeting, nine directors are to be elected to hold office until the next Annual Meeting of Stockholders after his or her election or until his or her resignation or removal.

The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A plurality means that the nine nominees receiving the most votes for election to a director position are elected as directors. Votes may be cast (i) FOR ALL NOMINEES, (ii) WITHHOLD FOR ALL NOMINEES or (iii) FOR ALL NOMINEES except as noted by you on the appropriate portion of your Proxy Card. Votes that are withheld and broker non-votes will be excluded entirely from the vote to elect directors and have no effect. Thus, the nine candidates with the most FOR votes will be elected at the Meeting.

The names and biographies of the nominees for election to our Board appear below. Each of these nominees is currently a member of the Board. Renato Fuchs and Dennis Langer were appointed as directors by the Board in June 2007 and July 2007, respectively. Mr. Fuchs and Dr. Langer were recommended to our Nominating and Corporate Governance Committee by a search firm with which we contracted to identify director candidates. In the event any of the nominees should become unavailable or unable to serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board. The Board has no reason to believe that the named nominees will be unable to serve if elected. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

Name	Age	Served as a Director Since	Position with Auxilium
Rolf A. Classon	62	May 2004	Chairman of the Board of Directors
Al Altomari	49	December 2005	Director
Armando Anido	50	July 2006	Chief Executive Officer, President and Director
Edwin A. Bescherer, Jr.	74	April 2004	Director
Philippe O. Chambon, M.D., Ph.D.	50	October 2003	Director
Oliver S. Fetzer, Ph.D.	43	December 2005	Director
Renato Fuchs, Ph.D.	65	June 2007	Director
Dennis H. Langer, M.D., J.D.	56	July 2007	Director
Dennis J. Purcell	53	October 2001	Director

The principal occupations and business experience, for at least the past five years, of each director and nominee is as follows:

Rolf A. Classon was appointed as the Chairman of our Board of Directors in April 2005. He served as Vice Chairman from March 2005 to April 2005 and has served as one of our directors since May 2004. Since March 2006, Mr. Classon has served as Chairman of the Board of Directors of Hillenbrand Industries, Inc. Mr. Classon served as Interim Chief Executive Officer of Hillenbrand Industries, Inc. from May 2005 until March 2006 and as Vice Chairman of the Board of Directors from December 2003 until May 2005. Mr. Classon joined the Board of Directors of Hillenbrand Industries, Inc. in May 2002. From October 2002 until July 2004, Mr. Classon was Chairman of the Executive Committee of Bayer HealthCare AG, a subsidiary of Bayer AG, and served as President of Bayer’s Diagnostic Division and head of Bayer’s Worldwide Business Group—Diagnostics from 1995 to 2002. Mr. Classon served as a member of the Board of Directors of ISTA Pharmaceuticals, Inc. from July 2004 until February 2007. He currently serves as a member of the Board of Directors of PharmaNet Development Group, Inc., Millipore Corporation, Enzon Pharmaceuticals, Inc. and Eurand N.V. Mr. Classon received his Chemical Engineering Certificate from the Gothenburg School of Engineering and a Swedish equivalent to an M.B.A. from the University of Gothenburg.

Al Altomari has served as one of our directors since December 2005. Since April 2008, Mr. Altomari has served as Chief Executive Officer of Barrier Therapeutics, Inc. and has served as a member of its Board of Directors since January 2008. From February 2006 to March 2008, Mr. Altomari served as Chief Operating

Officer of Barrier. Mr. Altomari joined Barrier in August 2003, and served as its Chief Commercial Officer, from August 2003 until February 2006. Mr. Altomari also serves as a member of the Board of Directors of Agile Therapeutics, Inc. Previously, Mr. Altomari held progressively senior positions at Johnson & Johnson companies during his 21 years at that company. His most recent role at Johnson & Johnson companies was as General Manager of OrthoNeutrogena, where he managed the integration of Ortho Dermatological and Neutrogena Professional. He received his B.S. degree with a dual major in Finance and Accounting from Drexel University and an M.B.A. from Rider University.

Armando Anido has served as one of our directors since July 2006 and Chief Executive Officer and President since July 2006. Since August 2003, Mr. Anido has served as a director of Adolor Corporation and currently serves as a member of its Compensation Committee. Mr. Anido has over 25 years of biopharmaceutical commercialization experience. Most recently, he was the Executive Vice President, Sales and Marketing for MedImmune, Inc., a biotechnology company focused on developing and marketing products in the therapeutic areas of cancer, infectious disease and immune regulation, where he was responsible for worldwide commercialization of their portfolio. He also served on MedImmune’s Executive Committee and Product Development Committee. Prior to joining MedImmune in 1999, from 1995 to 1999, Mr. Anido was with GlaxoWellcome, Inc. where he served as Vice President, Central Nervous System Marketing after joining the company as Director, HIV Marketing. Mr. Anido was employed by Lederle Labs from 1989 to 1995 in various commercial roles, culminating as Vice President, Anti-infectives. Mr. Anido received his B.S. in Pharmacy and his M.B.A. in Marketing and Finance from West Virginia University.

Edwin A. Bescherer, Jr. has served as one of our directors since April 2004. Mr. Bescherer was also one of our directors from February 2000 to October 2003. From January 2004 to June 2005, Mr. Bescherer served as a director of Sybari Software, Inc. From 1978 to 1995, Mr. Bescherer served in a variety of management positions at Dun & Bradstreet Corporation, including as Executive Vice President, Finance and Chief Financial Officer from 1987 to 1995, as Senior Vice President, Finance and Chief Financial Officer from 1982 to 1987, and as Vice President, Controller from 1978 to 1982. Mr. Bescherer holds a B.S. from Purdue University.

Philippe O. Chambon, M.D., Ph.D., has served as one of our directors since October 2003. Since July 2005, Dr. Chambon has been a Managing Director of New Leaf Venture Partners, L.L.C., a venture capital firm (New Leaf Venture Partners beneficially owns approximately 7.6% of our common stock, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 35.) Previously, Dr. Chambon was a General Partner of The Sprout Group, a private equity firm and venture capital affiliate of Credit Suisse First Boston, an investment bank. Dr. Chambon also serves as a director of NxStage Medical, Inc. and is a member of the Compensation and Finance Committees. He served as a director of PharSight Corporation from May 1997 until August 2007. Dr. Chambon holds an M.D. and a Ph.D. from the University of Paris and an M.B.A. from Columbia University.

Oliver S. Fetzer, Ph.D., has served as one of our directors since December 2005. From July 2004 until September 2007, Dr. Fetzer served as Senior Vice President, Corporate Development and Research & Development at Cubist Pharmaceuticals, Inc. From January 2003 to July 2004, he served as Cubist Pharmaceuticals, Inc.’s Senior Vice President, Corporate Development and Chief Business Officer and, from July 2002 until January 2003, he served as its Senior Vice President, Business Development. Before his time at Cubist Pharmaceuticals, Inc., starting in 1993, Dr. Fetzer held various positions of increasing responsibility at the Boston Consulting Group (BCG), a leading management consulting firm, including Consultant, Project Leader, Manager and Vice President and Director. Dr. Fetzer received a B.S. in Biochemistry from the College of Charleston (South Carolina), a Ph.D. in Pharmaceutical Sciences from the Medical University of South Carolina and an M.B.A. from Carnegie Mellon University.

Renato Fuchs, Ph.D., has served as one of our directors since June 2007. From August 2006 to June 2007, Dr. Fuchs was Senior Vice President, Manufacturing and Technical Operations of Altus Pharmaceuticals, Inc. From March 2002 to August 2006, Dr. Fuchs was Senior Vice President, Manufacturing and Operations at Shire

HGT (previously Transkaryotic Therapies, Inc.) Previously, he spent nine years at Chiron Corporation, most recently as Senior Vice President of BioPharmaceuticals. From 1988 to 1993, Dr. Fuchs held advancing Vice President-level positions at Centocor, Inc. Prior to 1988, Dr. Fuchs spent 15 years at Schering-Plough Corporation. Dr. Fuchs received a B.S. in Chemical Engineering from the Universidad del Valle, Cali, Colombia and an M.S. and Ph.D. in Biochemical Engineering from the Massachusetts Institute of Technology.

Dennis Langer, M.D., J.D., has served as one of our directors since July 2007. Since August 2005, Dr. Langer has served as Managing Partner of Phoenix IP Ventures, LLC. Prior to joining Phoenix IP Ventures in 2005, Dr. Langer served as President, North America, Dr. Reddy’s Laboratories, Ltd. He held positions of increasing responsibility at GlaxoSmithKline from 1994 until 2004, including Senior Vice President, Project and Portfolio Management, Senior Vice President, Product Development Strategy, and Senior Vice President, Healthcare Services R&D. Dr. Langer was President and Chief Executive Officer of Neose Pharmaceuticals, Inc. from 1991 until 1994. From 1988 until 1991, Dr. Langer worked at G.D. Searle & Co. Prior to that, he held positions in marketing and clinical research at Abbott Laboratories from 1984 to 1988 and began his career in the pharmaceutical industry in 1983 at Eli Lilly & Co. Dr. Langer received a B.A. from Columbia University, an M.D. from Georgetown University School of Medicine, and a J.D. from Harvard Law School. Dr. Langer is currently a Clinical Professor in the Department of Psychiatry, at Georgetown University School of Medicine. Dr. Langer currently serves on the Board of Directors of Myriad Genetics, Inc., Cytogen Corporation and Pharmacopeia, Inc.

Dennis J. Purcell has served as one of our directors since October 2001. Since December 2005, Mr. Purcell has been a Senior Managing Partner of Aisling Capital LLC, a private equity firm which advises the Perseus-Soros Biopharmaceutical Fund, LP. From August 2000 to December 2005, Mr. Purcell served as the Senior Managing Director of Perseus-Soros Management, LLC. Aisling Capital LLC is a spin-out of Perseus-Soros Management, LLC. From August 1994 to January 2000, he served as Managing Director of Life Sciences Investment Banking at Chase H&Q, formerly Hambrecht & Quist LLC. Prior to that, Mr. Purcell was a Managing Director in the Healthcare Group at PaineWebber Incorporated, the investment banking, insurance and registered broker-dealer division of PaineWebber Group Inc. He also currently serves as a director of Valentis, Inc. Mr. Purcell holds a B.S. in Economics and Accounting from the University of Delaware and an M.B.A. from Harvard University.

THE BOARD BELIEVES THAT THE ELECTION OF THE NOMINEES FOR DIRECTOR IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND THEREFORE, IT RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR DIRECTOR.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

Subject to ratification by our stockholders, the Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2008. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since October 2005. PricewaterhouseCoopers LLP has informed us that they are not aware of any additional independence-related relationships between their firm and us other than the professional services discussed in “Independent Registered Public Accounting Firm Fees and Other Matters” below. The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2008. Votes may be cast (i) FOR, (ii) AGAINST or (iii) may ABSTAIN. Abstentions will count in the tabulations of votes cast on this proposal and will have the effect of a vote against for purposes of determining whether the proposal is approved. Broker non-votes are not counted as votes cast or shares voting on this proposal and will have no effect on the voting on this proposal.

Although stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by law, the Board believes that it is desirable to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the Meeting, the selection of such independent registered public accounting firm will be reconsidered by the Audit Committee of the Board. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm during the year if the Audit Committee determines such a change is advisable.

One or more representatives of PricewaterhouseCoopers LLP is expected to attend the Meeting and will have an opportunity to make a statement and respond to appropriate questions from our stockholders.

THE BOARD BELIEVES THAT THE AUDIT COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008 IS IN THE BEST INTERESTS OF AUXILIUM AND ITS STOCKHOLDERS AND THEREFORE, IT RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

Independent Registered Public Accounting Firm Fees and Other Matters

Aggregate “Audit Fees” paid to PricewaterhouseCoopers LLP, our independent registered public accounting firm, for professional services rendered with respect to Fiscal 2007 and Fiscal 2006 were $624,500 and $653,000, respectively. These amounts consist of fees paid for professional services rendered with respect to the audit of our consolidated financial statements for Fiscal 2007 and 2006, the review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and fees associated with comfort letters, consents and assistance with and review of documents filed with the Securities and Exchange Commission (the “SEC”).

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The prior approval of the Audit Committee was obtained for all services provided by PricewaterhouseCoopers LLP in Fiscal 2007 and Fiscal 2006.

Other Matters

As of the date of this Proxy Statement, the Board does not know of any other matters that may come before the Meeting, other than as set forth in the Notice of Annual Meeting of Stockholders and this Proxy Statement. If any other matters properly come before the Meeting or any adjournments or postponements thereof, it is intended that holders of the proxies will vote thereon in their discretion.

Deadline for Submission of Stockholder Proposals for the 2009 Annual Meeting of Stockholders

Proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by us no later than the close of business on December 31, 2008 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to Jennifer Evans Stacey, Esq., Secretary of Auxilium, at the address set forth below.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to the Board and of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 as described above). Such nominations and proposals, other than those made by or on behalf of the Board, must be made by notice in writing delivered to the Secretary at the address set forth below, and received no earlier than February 12, 2009 and no later than March 14, 2009, assuming that the 2009 Annual Meeting of Stockholders is to be held between May 23, 2009 and August 11, 2009, as we currently anticipate. In the event that the 2009 Annual Meeting of Stockholders is not held between May 23, 2009 and August 11, 2009, notice of stockholder nominees or proposals must be received no earlier than 120 days before the date of the 2009 Annual Meeting of Stockholders and no later than 90 days before the date of the 2009 Annual Meeting of Stockholders or the 10th day following our first public announcement of the date of such meeting, whichever is later. Our bylaws also require that such notice contain certain additional information. Copies of our bylaws can be obtained without charge from the Secretary.

•	Proposals and notices mailed should be addressed to Jennifer Evans Stacey, Esq., Secretary, Auxilium Pharmaceuticals, Inc., 40 Valley Stream Parkway, Malvern, PA 19355.

CORPORATE GOVERNANCE

Code of Conduct

We have adopted a Code of Conduct that applies to all our directors, officers and employees. Our Code of Conduct contains written standards designed to deter wrongdoing and to promote:

•	honest and ethical conduct by our directors, officers and employees, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that we submit to the SEC and in our other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of our Code of Conduct to appropriate persons or through our hotline; and

•	accountability for adherence to our Code of Conduct.

Our Code of Conduct is posted on our Web site at www.auxilium.com under the heading “For Investors—Corporate Governance.” We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct by making disclosures concerning such matters available on our web site under the heading “For Investors—Corporate Governance.”

Committees and Meetings of our Board of Directors

Board of Directors. The Board held 17 meetings during Fiscal 2007. Throughout this period, each member of the Board, with the exception of Dennis J. Purcell, attended or participated in at least 75% of the aggregate of the total number of duly constituted meetings of the Board held during the period for which such person had been a director, and the total number of meetings held by all committees of the Board on which each such director served during the periods the director served. The Board has three standing committees: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee, each of which operates under a charter that has been approved by the Board. Each of these charters is posted on our Web site at www.auxilium.com under the heading “For Investors —Corporate Governance.” Our Corporate Governance Guidelines provide that directors are expected to attend our Annual Meeting of Stockholders. All of our directors attended the 2007 Annual Meeting.

Compensation Committee. Our Compensation Committee Charter is posted on our Web site at www.auxilium.com under the heading “For Investors—Corporate Governance.” Specific responsibilities of our Compensation Committee include:

•	establishing and periodically reviewing our compensation philosophy and the adequacy of our compensation plans and programs;

•	preparing our report on executive compensation for inclusion in our annual proxy statement in accordance with SEC rules and regulations;

•	reviewing and recommending approval of compensation of our executive officers;

•	administering our stock incentive and employee stock purchase plans; and

•	reviewing and making recommendations to our board with respect to incentive compensation and equity plans.

Our Compensation Committee is composed solely of “independent directors” under applicable Nasdaq listing standards promulgated by the NASD. The members of our Compensation Committee are Dr. Fetzer (Chairman), Dr. Chambon and Mr. Classon. Our Compensation Committee held 12 meetings during Fiscal 2007.

Our former director, Mr. Winston J. Churchill, who resigned from our Board on September 10, 2007, served as the Chairman of the Compensation Committee until May 1, 2007, on which date Dr. Fetzer assumed the chairmanship of the Committee. Mr. Churchill continued to serve as a member of the Compensation Committee until his resignation in September 2007.

Audit and Compliance Committee. Our Audit and Compliance Committee Charter is posted on our Web site at www.auxilium.com under the heading “For Investors—Corporate Governance.” Our Audit Committee assists the Board in its oversight and review of:

•	our accounting and financial reporting processes;

•	the audits of our financial statements, including the integrity of our financial statements;

•	our critical accounting policies and estimates;

•	our compliance with legal matters;

•	the preparation of the report required to be included in our annual proxy statement in accordance with SEC rules and regulations;

•	the adequacy and effectiveness of our internal controls;

•	our independent auditors’ qualifications and independence; and

•	the performance of our independent auditors.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors, overseeing their work and monitoring the rotation of partners on our engagement team, as required by law. All audit services and all non-audit services to be provided to us by our independent auditors must be approved in advance by the Audit Committee. The Audit Committee also discusses with management and our independent auditors the results of any annual audit and review of our quarterly financial statements.

The members of the Audit Committee are Mr. Bescherer (Chairman), Mr. Altomari, and Mr. Classon, each of whom is an “independent director” under applicable Nasdaq listing standards promulgated by the NASD. The Board has determined that Mr. Bescherer is an “audit committee financial expert” as required by Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee held 15 meetings during Fiscal 2007.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee Charter is posted on our Web site at www.auxilium.com under the heading “For Investors—Corporate Governance.” Specific responsibilities of our Nominating and Corporate Governance Committee include:

•	identify and recommend nominees for election to our board of directors;

•	develop and recommend to our board our corporate governance principles; and

•	oversee the evaluation of our board and management.

Our Nominating and Corporate Governance Committee is composed solely of “independent directors” under applicable Nasdaq listing standards promulgated by the NASD. The members of our Nominating and Corporate Governance Committee are Dr. Chambon (Chairman), Mr. Bescherer, Dr. Langer and Mr. Purcell. Our Nominating and Corporate Governance Committee held four meetings during Fiscal 2007.

Director Candidates

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, retention for a fee of search firms, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee will apply the criteria contained in the Nominating and Corporate Governance Committee’s charter. These criteria include the candidate’s understanding of and experience in the pharmaceutical industry, understanding of and experience in accounting oversight and governance, finance and marketing and leadership experience with public companies or other significant organizations. We believe that the backgrounds and qualifications of our directors as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business.

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate information about the candidate that would be required to be included in a proxy statement under the rules of the SEC, information about the relationship between the candidate and the recommending stockholder, the consent of the candidate to serve as a director and proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned to the Nominating and Corporate Governance Committee via U.S. Mail (including courier or expedited delivery service) to the address set forth below. Assuming that appropriate material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Candidate and related information should be sent to the address listed below:

Nominating and Corporate Governance Committee

c/o Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

Stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth herein under the heading “Deadline for Submission of Stockholder Proposals for the 2009 Annual Meeting of Stockholders” beginning on page 9.

Communicating with our Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board is primarily responsible for monitoring communications from our stockholders and for providing copies or summaries of such correspondence to the other directors as he considers appropriate.

Stockholders who wish to send communications on any topic to the Board as a whole should send such communication to the attention of the Chairman of the Board of Directors via U.S. Mail (including courier or expedited delivery service) to the address set forth below or by facsimile at 484-321-5996.

Stockholders who wish to send communications on any topic to an individual director in his or her capacity as a member of the Board, may send such communications to the attention of the individual director via U.S. Mail (including courier or expedited delivery service) to the address set forth below or by facsimile at 484-321-5996.

Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

Report of the Audit and Compliance Committee

The Audit and Compliance Committee (the “Audit Committee”) of the Board of Directors of Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Edwin A. Bescherer, Jr. (Chairman), Al Altomari and Rolf A. Classon.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the Company’s audited consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with management the critical accounting policies applied by management in the preparation of the Company’s consolidated financial statements, as well as management’s assessment of the effectiveness of the Company’s internal control over financial accounting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee discussed with the independent registered public accounting firm that firm’s independence, including the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) provided to the Audit Committee by the independent registered public accounting firm.

The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss their respective evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting and the scope and plans for their respective audits.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

Respectfully submitted,

By the Audit and Compliance Committee of the Board of
Directors of Auxilium Pharmaceuticals, Inc.

Edwin A. Bescherer, Jr., Chairman
Al Altomari
Rolf A. Classon

April 29, 2008

Certain Relationships and Related Party Transactions

Review, Approval or Ratification of Transactions with Related Persons. We engage in a process whereby we identify and review all relationships and transactions in which Auxilium and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal department is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to Auxilium or a related person are disclosed in our proxy statement. In addition, the Audit and Compliance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, our legal department and the Audit and Compliance Committee consider, among other factors:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to Auxilium;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Auxilium; and

•	any other matters the Committee deems appropriate.

Any member of the Audit and Compliance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Director Independence. The Board has determined that each of our directors, except for Armando Anido, is an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD”) and in the Company’s Corporate Governance Guidelines. The Board also has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees as prescribed by the NASD, the SEC, the Internal Revenue Service, the Company’s Corporate Governance Guidelines and applicable committee charters. Our Corporate Governance Guidelines are posted on our web site at www.auxilium.com under the heading “For Investors—Corporate Governance.”

DIRECTOR COMPENSATION

The following table provides information concerning the compensation of the Company’s non-employee directors for 2007. Directors who are employees of the Company receive no compensation for their services as directors or as members of Board Committees.

2007 Director Compensation

Name	Fees Earned or Paid in Cash (1) ($)	Option Awards (2)(3) ($)		Total ($)
Mr. Altomari	75,500	106,026		181,526
Mr. Bescherer	123,500	106,026		229,526
Dr. Chambon	84,000	106,026		190,026
Mr. Churchill	63,750	38,540	(4)	102,290
Mr. Classon	174,000	353,428		527,428
Dr. Fetzer	75,000	106,026		181,026
Dr. Fuchs	11,750	67,486		79,236
Dr. Langer	7,750	52,173	(5)	59,923
Mr. Purcell	49,000	67,486		116,486

(1)

During Fiscal 2007, the non-employee members of the Board other than the Chairman of the Board (Mr. Altomari, Mr. Bescherer, Dr. Chambon, Mr. Churchill, Dr. Fetzer, Dr. Fuchs, Dr. Langer and Mr. Purcell), received an annual retainer of $15,000 for all services rendered as directors. The Chairman of the Board, Mr. Classon, received an annual retainer of $90,000 for all services rendered as Chairman. In addition, each non-employee director received the following fees for each meeting of the Board or a committee of the Board attended by the director in person or telephonically:

Meeting	Fee ($)
Board of Directors	2,000
Audit and Compliance Committee
Chairman	3,500
Non-Chairman	1,500
Compensation Committee
Chairman	2,500
Non-Chairman	1,500
Nominating and Corporate Governance Committee Chairman
Chairman	2,500
Non-Chairman	1,500

(2)

This column shows the amount that the Company expensed during 2007 under SFAS 123R for all outstanding stock option awards and includes compensation cost recognized in the financial statements with respect to awards granted in previous fiscal years and in 2007.

(3)

In Fiscal 2007, the Company granted nonqualified stock options to purchase 15,000 shares of Company common stock to each of Mr. Altomari, Mr. Bescherer, Dr. Chambon, Mr. Churchill, Dr. Fetzer, Dr. Fuchs and Mr. Purcell, and nonqualified stock options to purchase 50,000 shares of Company common stock to Mr. Classon. The options have an exercise price of $15.68 per share, the closing market price of a share of Company common stock on the date of grant. The options will fully vest or become exercisable one year from the date of grant. The grant date fair value for the nonqualified stock options granted to each of Mr. Altomari, Mr. Bescherer, Dr. Chambon, Dr. Fetzer, Dr. Fuchs and Mr. Purcell and to Mr. Classon is $122,550 and $408,500, respectively.

(4)	Mr. Churchill resigned from the Company’s Board of Directors on September 10, 2007. The annual option award granted to Mr. Churchill for 2007 was forfeited upon his resignation.
(5)

The Company granted nonqualified stock options to purchase 15,000 shares of Company common stock to Dr. Langer upon his appointment to the Company’s Board of Directors on July 23, 2007. The options have an exercise price of $16.23 per share, the closing market price of a share of Company common stock on the date of grant. The grant date fair value for the nonqualified stock options granted to Dr. Langer is $118,200.

In November 2007, our Board approved a plan pursuant to which each director can elect to receive shares of Company common stock under our 2004 Equity Compensation Plan in lieu of cash for all or a specified portion of the retainer and attendance fees earned each year. Each director must make the election prior to December 31 of the year preceding the year in which the fees will be earned, and no changes can be made to the election during the year for which the election has been made. Retainer and attendance fees are paid quarterly in arrears. The number of shares to be issued to a director who has elected to receive a portion of his fees in common stock is determined by calculating the total fees owed for a given quarter and dividing that amount by the closing price of a share of Company common stock on the last trading day of the quarter in which the fees were earned.

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers are elected annually by the Board and serve until their successors are duly elected and qualified. The following table identifies our current executive officers:

Name	Age	Position	Executive Officer Since
Armando Anido (1)	50	Chief Executive Officer, President and Director	July 2006
James E. Fickenscher (2)	44	Chief Financial Officer	May 2005
Jyrki Mattila, M.D., Ph.D. (3)	53	Executive Vice President, Business Development, Product Development and Technical Operations	August 2003
Jennifer Evans Stacey, Esq. (4)	43	Executive Vice President, General Counsel, Human Resources and Secretary	February 2005
Roger D. Graham, Jr. (5)	44	Executive Vice President, Sales and Marketing	March 2007
Anthony DelConte, M.D. (6)	50	Chief Medical Officer	January 2008

(1)	Armando Anido’s biographical information is set forth under the heading “DISCUSSION OF PROPOSALS—Proposal 1: Election of Directors” beginning on page 5.
(2)

James E. Fickenscher has served as our Chief Financial Officer since May 2005. From January 2000 until April 2004, Mr. Fickenscher served as Senior Vice President, Chief Financial Officer of Aventis Behring L.L.C., a wholly owned subsidiary of Aventis, predecessor to Sanofi-Aventis. Mr. Fickenscher joined Aventis Behring L.L.C. in 1995 as Vice President, Business Development and Strategic Planning and, from that time until 2000, also held the positions of General Manager, Japan and Vice President & General Manager, Hemophilia Business Unit. Throughout his tenure at Aventis Behring L.L.C., he was also responsible for strategic planning. Prior to Aventis Behring L.L.C., Mr. Fickenscher worked at Rhone-Poulenc Rorer, predecessor to Sanofi-Aventis, in its Collegeville, Pennsylvania and Paris, France offices and at Deloitte-Haskins & Sells. Mr. Fickenscher received his B.S. at Bloomsburg University of Pennsylvania. He is a member of the American Institute of Certified Public Accountants.

(3)

Jyrki Mattila, M.D., Ph.D., has served as Executive Vice President, Business Development, Product Development and Technical Operations since February 2008. He served as Executive Vice President, Business Development, Research and Development and Technical Operations from January 2005 until January 2008. Dr. Mattila served as our Executive Vice President, Business Development from August 2003 until January 2005. From 1990 to July 2003, Dr. Mattila served in a variety of positions at Orion Pharma, the pharmaceutical division of the Orion Group, a Finnish company specializing in healthcare products, as President of Orion Pharma from 1996 to 2002, as Senior Vice President of Clinical Research & Development and International Operations from 1995 to 1996, and as Senior Vice President of Business Development from 1990 to 1995. Dr. Mattila has served as a director of Encorium Group, Inc. since November 2006. Dr. Mattila holds an M.D. and a Ph.D. in Pharmacology from the University of Helsinki Medical School, and an M.B.A. from the Helsinki School of Economics and Business Administration.

(4)

Jennifer Evans Stacey, Esq. has served as our Executive Vice President, General Counsel, Human Resources and Secretary since June 2006. Ms. Stacey joined the Company as Executive Vice President, General Counsel and Secretary in February 2005. Until April 2004, Ms. Stacey was Senior Vice President, Corporate Communications and General Counsel of Aventis Behring L.L.C., a wholly owned subsidiary of Aventis, predecessor to Sanofi-Aventis. Ms. Stacey held the General Counsel position from the formation of Aventis Behring in 1995 and also served as Secretary to the Board of Directors. Prior to the formation of Aventis Behring, Ms. Stacey was with Rhône-Poulenc Rorer (predecessor company of Aventis), first at its headquarters in Collegeville, PA and then at its offices in Paris, France as International Counsel. Ms. Stacey began her legal career at King & Spalding in Washington, D.C., where she served as an associate in the Corporate Finance Department. Ms. Stacey graduated with a B.A. from Princeton University and obtained her J.D. from University of Pennsylvania Law School.

(5)

Roger D. Graham, Jr. joined the Company as our Executive Vice President of Sales and Marketing in March 2007. Mr. Graham served as Senior Vice President, Marketing and Sales with the Adolor Corporation from 2005 through 2006. From 2003 until 2005, Mr. Graham was Senior Vice President of Marketing and Sales at Yamanouchi Pharma America. Mr. Graham worked at the Johnson & Johnson family of companies from 1997 until 2003. From 1996 until 1997, Mr. Graham worked at Roche Laboratories. He worked at Schering Plough Corporation from 1987 until 1996. Mr. Graham is a graduate of the University of Kansas with a Bachelor’s of Science degree in Business Administration and holds an M.B.A. in Finance and International Business from Seton Hall University.

(6)

Anthony DelConte, M.D. joined the Company as our Chief Medical Officer in January 2008. Prior to joining Auxilium, Dr. DelConte was Senior Vice President, Clinical Research & Development at Genaera Corporation. He served as Senior Medical Director of U.S. Clinical Development & Medical Affairs at Novartis Pharmaceuticals from 2003 until 2006. Dr. DelConte held various positions of increasing responsibility at Wyeth Pharmaceuticals from 1995 to 2003. Prior to joining Wyeth he was a member of the full time faculty in the Department of Obstetrics and Gynecology at Jefferson Medical College. Dr. DelConte attended Saint Joseph’s University and received his medical degree from the University of Pittsburgh School of Medicine. He completed residency training at Magee-Womens Hospital of the University Health Center of Pittsburgh. Dr. DelConte is a fellow of the American College of Obstetricians & Gynecologists and is a Diplomat of the American Board of Obstetrics and Gynecology.

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we describe the material elements of compensation for our executive officers identified in the Summary Compensation Table that immediately follows this discussion, whom we refer to in this discussion and analysis as our named executive officers.

Compensation Philosophy

Our compensation philosophy is designed to meet our objectives of:

•

providing our named executive officers with a compensation package that is competitive with those of executive officers providing similar services for companies of similar size, maturity and market capitalization;

•	motivating our executives officers to achieve our corporate goals and rewarding them for that performance;

•	Creating a link between the compensation of our executive officers and our financial performance and stockholder value;

•	providing our stockholders with a long-term, positive return on their investment; and

•	attracting and retaining executives with talent.

We believe that providing a competitive compensation package to each of our named executive officers is critical to our ability to attract, retain and motivate our team.

In order to achieve our compensation objectives, our compensation package for our executives focuses on four principal elements:

•	salary;

•	short-term incentive awards;

•	long-term incentive awards; and

•	severance and change in control agreements.

We provide additional retirement and other benefits for executives similar to those provided by other corporations in our industry of similar, size, maturity and market capitalization.

Our short-term incentive awards, or bonuses, are cash payments based upon:

•	our annual financial and operational performance; and

•	functional objectives for the named executive officer.

We believe that our short-term incentive program motivates our executives to meet and exceed the individual objectives defined by our Chief Executive Officer, or CEO, and our annual corporate goals as established by our Board.

Our long-term incentive awards are equity awards in the form of grants of stock options, including performance-based options, and restricted stock. Our long-term incentive awards are based upon corporate objectives and functional objectives for the named executive officer. We believe that providing our executive officers with equity awards aligns their interest with those of our stockholders.

We believe that entering into change of control arrangements with our executive officers promotes management stability during a period of uncertainty. Absent such arrangements, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security following a change in control. We believe that entering into severance arrangements with our named executive officers provides financial security to an executive officer in the event the executive officer is terminated without cause by providing a meaningful payment to the executive officer.

In administering the executive compensation program, the Compensation Committee attempts to strike an appropriate balance among the elements of our compensation program to achieve the objectives described above. Each of the elements of the program is discussed in greater detail below.

Administration of Compensation Program and Determination of Competitive Compensation

The Compensation Committee of our Board administers our compensation program. The specific duties and responsibilities of our Compensation Committee are described in this proxy statement under the heading “Committees and Meetings of our Board of Directors.” The Compensation Committee annually retains an independent consulting firm. This consulting firm reports to the Compensation Committee directly and provides the Compensation Committee with an independent assessment of the compensation of executive officers at our peer companies in order to assist the Compensation Committee in its determination of whether the overall compensation packages for each of our named executive officers are competitive. This assessment consists of an analysis of each component of compensation as well as total cash compensation and total overall compensation, which includes a valuation of vested and unvested long-term incentive awards and a total stockholder return analysis. The Compensation Committee annually reviews, changes if necessary, and approves the list of comparator companies used in the executive compensation analysis. The peer group data provided by the independent consultant provides useful comparisons. However, we use the data as a guide, not as a rule when establishing the compensation packages we provide to our executives.

In late 2006, the Compensation Committee retained Radford Consulting + Surveys, a division of AON (“AON”), to provide the peer group data in 2007. Such data was derived from public biotechnology/pharmaceutical peer companies with similar products/business focus and employee size e and market value between ~0.5x and ~2.0x of our company and targeted companies with revenues between ~$50M and ~$150M as well as a broader group of biotechnology/pharmaceutical companies within a specific employee size (150-499 employees) selected by the Compensation Committee.

Applying this methodology, the Compensation Committee approved the following as the list of peer companies:

• Adolor Corp.	• Intermune, Inc.
• Altus Pharmaceuticals, Inc.	• Isis Pharmaceuticals, Inc.
• Barrier Therapeutics Corp.	• Ligand Pharmaceuticals, Inc.
• Bradley Pharmaceuticals, Inc.	• Noven Pharmaceuticals, Inc.
• CollaGenex Pharmaceuticals, Inc.	• Savient Pharmaceuticals, Inc.
• Cubist Pharmaceuticals, Inc.	• Sciele Pharma, Inc.
• Enzon Pharmaceuticals, Inc.	• Trimeris, Inc.
• Idenix Pharmaceuticals, Inc.	• United Therapeutics Corp.
• Indevus Pharmaceuticals, Inc.	• Viropharma, Inc.

The Compensation Committee used the peer group data provided in early 2007 as a benchmark for setting 2007 compensation for the named executive officers.

The Compensation Committee again retained AON in late 2007 to update the list of peer group companies in light of changes in the Company’s projected financial profile so that AON could provide a report on executive compensation using the updated peer group list in preparation of the Compensation Committee’s February 2008 meeting at which decisions would be made regarding salary increases, bonus awards and long-term incentive awards for 2007 performance.

In order to update the list of peer companies, AON identified all publicly traded, U.S.-headquartered companies in the biotechnology / pharmaceutical marketplace and then refined the comparator pool to reflect companies exhibiting the following financial profile:

•	Employee Size: ~ 1/3x (130) to ~ 3x; and

•	Revenue: ~ 1/3x ($40M) to ~ 3x ($390M); and

•	Market Value: ~ 1/3x ($250M) to ~ 3x ($2.5B).

AON qualitatively evaluated and refined the comparator pool to identify each company’s developmental stage, leading product focus and business strategy. AON targeted commercial biotechnology / pharmaceutical companies with an internal sales force. AON examined Auxilium’s historical peer group and peer companies identified by Auxilium management and the Compensation Committee. AON selected companies with “best fit” similarities to Auxilium, considering the following characteristics:

•	Financial profile

•	Stage of Development

•	Product Focus / Development Process.

Applying this methodology, the Compensation Committee approved the following as the list of peer companies:

• BioMarin Pharmaceutical, Inc.	• MGI PHARMA, Inc.
• Bradley Pharmaceuticals, Inc.	• Noven Pharmaceuticals, Inc.
• CollaGenex Pharmaceuticals, Inc.	• OSI Pharmaceuticals, Inc.
• Cubist Pharmaceuticals, Inc.	• Pharmion Corp.
• Enzon Pharmaceuticals, Inc.	• Sciele Pharma, Inc.
• Indevus Pharmaceuticals, Inc.	• The Medicines Co.
• InterMune, Inc.	• United Therapeutics Corp.
• LifeCell Corp.	• ViroPharma, Inc.

In addition to peer group data, the Compensation Committee also reviews “tally sheets” for each named executive officer in order to analyze the total opportunity for wealth accumulation that is available to each of our named executive officers. The tally sheets provide the Compensation Committee with the following information for each of our named executive officers to the extent applicable to each named executive officer:

•	base salary;

•	bonus target;

•	options granted and vesting schedule;

•	sign on bonus;

•	relocation bonus;

•	restricted stock;

•	medical benefits;

•	retirement benefits;

•	car allowance;

•	individual disability benefit policy;

•	company loan;

•	vacation/personal days/company holidays;

•	severance benefits; and

•	change in control benefits.

Our Human Resources Department works with the executive compensation consultant to match company positions against survey positions and to compile the annual compensation data for each executive officer. Our Human Resources Department does not direct or oversee the activities of the consultant retained by the Compensation Committee.

Timing and Role of Executive Officers in Compensation Decisions

Early in the calendar year, our Board approves our financial and operational objectives for that current year, and the CEO sets functional objectives for named executive officers for that current year. Generally, the Compensation Committee meets each February to determine the overall compensation package for each of our named executive officers. In doing so, the Compensation Committee reviews the degree to which we achieved the goals set by our Board for the prior year and the degree to which each of the named executive officers achieved their goals and their respective contributions to our financial, operational and functional objectives for the prior year. As part of this review, our CEO provides a review of each named executive officer’s performance as well as recommendations to the Compensation Committee to assist it in determining the various components of compensation. The CEO does not make recommendations with respect to his own compensation. While the Compensation Committee utilizes this information, and values the CEO’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation are made by the Compensation Committee in accordance with its Charter.

The Compensation Committee may review executive compensation at such other times during the year as it deems appropriate, such as in connection with new appointments or promotions during the year.

Elements of Compensation

General

The Compensation Committee does not apply fixed weighting or formulas when it considers the criteria applied to each component of an individual’s overall compensation. Rather, the Compensation Committee exercises its judgment in determining the appropriate amount of each component of an individual’s overall compensation. We believe that positioning salaries at the 50th percentile of salaries for comparable executives included in the peer group data enables us to be competitive and attract talented executives. We believe that positioning short-term and long-term incentives at ranges above the 50th percentile motivates our named executive officers to increase short and long term stockholder value and ultimately their long-term financial gain. To that end, long-term incentive awards remain a significant portion of our total rewards program. In addition, in determining the overall levels of salary, short-term incentive awards and long-term incentive awards for named executive officers, the Compensation Committee also considers talent management (including the recruitment and development of a diverse and superior talent pool), and morale of and productivity of management. Unless we disclose otherwise in the future, the Compensation Committee intends to employ the methodologies described below when considering future grants of Short-Term and Long-Term Incentive Awards.

Our corporate headquarters is located just outside of Philadelphia. The greater Philadelphia, northern New Jersey and metropolitan New York areas are generally considered to be among the regions in the United States with the most pharmaceutical industry jobs. We, therefore, believe that we are recruiting and endeavoring to retain talent in one of our industry’s more competitive geographic areas in the country. As a result, in 2007 the Compensation Committee placed a heavy emphasis on the compensation packages provided by our comparator companies and those companies where potential candidates were employed when determining the components and levels of our compensation packages for our named executive officers.

Salary

The salary level for each named executive officer is based principally on the executive’s responsibilities. We generally seek to position salaries for our named executive officers so that the salary corresponds to the 50th percentile of salaries for comparable executives included in the peer group data provided by our executive compensation consultant. However, in setting base salaries, the Compensation Committee also gives consideration to:

•	an individual’s experience and skill set;

•	an individual’s performance against established objectives;

•	prevailing economic conditions, both nationally and within the local region in which the individual works;

•	internal equity; and

•	salaries paid to executive officers at the companies that we believe comprise our peer group.

Taking these considerations into account, we may vary the salary of an individual from the 50th percentile. We believe that compensation is competitive if it is within a range of 10 percent above or 10 percent below compensation amounts at the 50th percentile for comparable executives, however, we may establish compensation outside this range due to differences in experience, as well as variations in responsibilities, performance and ability.

Based on the peer group data provided by our executive compensation consultant and taking into consideration the responsibilities of each named executive officer and his/her performance against the pre-determined objectives and overall performance in 2006 and his/her overall compensation as set forth on the tally sheets, we adjusted the named executive officers’ salaries paid in 2007 by the percentages indicated in the chart below.

Name	Adjusted Salary	Percentage Increase	Adjusted Salary as Percentage of Midpoint
Armando Anido	$459,000	2%	91%
James E. Fickenscher	$300,000	6%	101%
Jyrki Mattila, M.D., Ph.D.	$325,000	2%	86%
Jennifer Evans Stacey, Esq.	$295,000	7%	98%
Roger D. Graham, Jr.	N/A	N/A	N/A

The 2007 salary adjustment for Mr. Anido was in recognition of his contributions to the Company’s performance from July 2006 when Mr. Anido joined the Company through the end of 2006.

The 2007 salary adjustment for Mr. Fickenscher to $300,000 was in recognition of his strong performance and contributions to the Company’s financial performance in 2006.

The 2007 salary adjustment for Dr. Mattila to $325,000 was in recognition of his strong performance with respect to the development of our product candidates.

The 2007 salary adjustment for Ms. Stacey was in recognition of her strong performance with respect to legal and corporate governance matters and oversight of the Human Resources function in 2006.

Mr. Graham joined the Company as Executive Vice President, Sales and Marketing in March 2007. Based on its review of peer group data from its executive compensation consultant and taking into consideration Mr. Graham’s experience in both sales and marketing capacities with launching and commercializing products as well as his overall senior management experience and the current market conditions for recruiting executives with Mr. Graham’s skills, the Compensation Committee set Mr. Graham’s base salary for 2007 at $318,000. This salary is 112% of the midpoint for the comparable position in the peer group data.

Short-Term Incentive Awards

To determine bonuses for performance in fiscal 2007, we reviewed peer group data regarding the percentage of salary payable as annual bonuses upon achievement of target goals at the 50-75th percentile for comparable executives in order to establish compensation that rewards performance and serves to retain key contributors. We accrue short-term incentive awards for each named executive officer, so those amounts are reflected in our financial statements for the year ended December 31, 2007 although they are paid in the first quarter of 2008.

In January 2007, the Compensation Committee approved the 2007 Bonus Plan (in which all employees are eligible to participate). The plan was intended to motivate employees to achieve 2007 business goals designed to yield increased stockholder value, allow us to attract and retain quality employees by remaining competitive in the local employment market and reinforce a pay-for-performance culture. At this meeting the Compensation Committee determined that the individual bonus awards under the 2007 Bonus Plan would be equal to sum of the named executive officer’s:

•	Target bonus x 0.75 x Corporate Achievement Factor; and

•	Target bonus x 0.25 x Functional Achievement Factor.

An employee’s target bonus is calculated by multiplying the employee’s gross earnings in 2007 less any bonus paid in 2007 (“2007 base earnings”) by the specified percentage that is the employee’s target bonus percentage. The “Corporate Achievement Factor” is determined by the Compensation Committee based on its review of achievements under the 2007 Bonus Plan. The “Functional Achievement Factor” is recommended by the CEO and determined and approved by the Compensation Committee based on performance against functional objectives established at the beginning of each year. The Corporate and Functional Achievement Factors each can range from 0% to 150% based on evaluation of performance. 75% of each named executive officer’s bonus potential is based on the Corporate Achievement Factor and the remaining 25% is based on the Functional Achievement Factor. However, 100% of the CEO’s bonus potential is based on the Corporate Achievement Factor, and his employment agreement specifies that his bonus can range from 0% to 200% of target. The Corporate Achievement Factor under the 2007 Bonus Plan was based on the following weighted metrics:

•	30% weighting for revenue derived from Testim® sales in fiscal 2007, and

•	60% weighting for our completion of specified research and development milestones in fiscal 2007, and

•	10% weighting for net loss in fiscal 2007.

The Compensation Committee assessed the performance of the Company against these metrics and determined that awards under the 2007 Bonus Plan should be paid out using a 93% Corporate Achievement Factor.

In order to determine the total short-term incentive award to each named executive officer for performance in 2007, the Compensation Committee, at its February 22, 2008 meeting, reviewed and considered:

•	the CEO’s review of each named executive officer against functional objectives;

•	the officer’s self-evaluation of performance in 2007 against functional objectives;

•	with respect to the CEO, his self-evaluation and feedback on the CEO’s performance from the Board of Directors;

•	the complexity of an individual’s position;

•	new product development;

•	improvements in operational efficiencies;

•	contributions to strategically important goals; and

•	other considerations that the Compensation Committee deemed relevant with respect to a particular individual.

The Compensation Committee assessed the performance of each named executive officer against these metrics and determined that awards under the 2007 Bonus Plan should be paid out using a 100% Functional Achievement Factor for Mr. Fickenscher, a 95% Functional Achievement Factor for Dr. Mattila, a 100% Functional Achievement Factor for Ms. Stacey and a 95% Functional Achievement Factor for Mr. Graham. At its meeting on February 22, 2008, the Compensation Committee awarded the following bonus awards for performance in 2007:

Officer	2007 Cash Bonus	2007 Cash Bonus (as % of 2007 Base Salary)
Armando Anido	$280,000	61%
James E. Fickenscher	$127,000	42%
Jyrki Mattila, M.D., Ph.D.	$121,000	37%
Jennifer Evans Stacey, Esq.	$111,000	38%
Roger D. Graham, Jr.	$133,000	42%

(1)	2007 Target Cash Bonuses (as % of 2007 Base Salary) for the Senior Officers were as follows: 65% for Mr. Anido, 45% for Mr. Fickenscher, 40% for Dr. Mattila, 40% for Ms. Stacey, 45% for Mr. Graham.

Long-Term Incentive Awards

To determine long-term incentive awards for performance in fiscal 2007, we reviewed peer group data regarding long-term incentive awards to executives at the comparator companies. We generally seek to position long-term incentive awards for our named executive officers so that the awards correspond between the 60th and 75th percentiles of long-term incentive awards for comparable executives included in the peer group data referenced by our executive compensation consultant, depending upon individual and corporate performance.

Long-term incentive awards are considered an important complement to the elements of our named executive officers’ compensation because they align the executives’ interests with stockholders’ interests. A principal factor influencing the market price of our stock is our performance as reflected in our sales, earnings, cash flow and other results. By granting stock options and restricted stock to our named executive officers, we believe our named executive officers are encouraged to increase stockholder value because the value of the stock option is dependent on the market performance of our common stock following the date of grant. The decision as to whether to grant options is made after an evaluation of what form or mix of equity instruments is needed as a retention/incentive tool for the individual executive based upon industry practice, market conditions and the nature of the individual’s expertise at the time the award is considered. Our stockholders have approved the plans under which such awards are made. The exercise price of our option grants equals the closing market price of our stock on the date of such grant, and the effective date of the grant is the date of the meeting of the Compensation Committee at which the grants are approved. With respect to a newly hired executive, his or her employment agreement, which is approved by the Compensation Committee, specifies that any grant of stock options or restricted stock is effective on the effective date of the employment agreement and that the exercise price of the option grant equals the closing market price of our stock on the date of such grant. The standard options granted by the Compensation Committee generally vest at a rate of 25% per year over the first four years of the ten-year option term. Vesting is based solely on the passage of time and is not performance based. We believe that this vesting period provides a meaningful incentive to our named executive officers to continue their employment with us. The performance-based options have a different vesting schedule with graded vesting over two and a half years. Performance-based options begin to vest only if a specified metric is deemed to be achieved by the Compensation Committee. We select a goal that is closely linked to creation of stockholder value as the performance metric, thereby aligning the goals of the executive with those of the Company.

Options will only yield income to the executive if the market price of our stock is greater at the time of exercise than it was on the date of grant. Awards of shares of restricted stock are subject to forfeiture restrictions, which prohibit the recipient from selling such shares until a specified date set forth in the named executive officer’s employment agreement. Grants of options and awards of restricted stock provide inducements to the executive officers to remain with us over the long-term, enhance corporate performance and, correspondingly, enhance stockholder value. We do not have stock ownership guidelines or holding requirements.

When determining whether to make grants of stock options or awards of restricted stock, as well as the size of such grants or awards, for fiscal 2007 the Compensation Committee considered:

•	peer group data;

•	the Compensation Committee’s assessment of each individual’s contribution to the long-term health and growth of Auxilium during fiscal 2007;

•	retention considerations;

•	the Compensation Committee’s experience with the competitive labor market in our industry; and

•

any other considerations that the Compensation Committee deemed relevant with respect to a particular individual, including the accomplishment of operational missions, new product development, improvements in operational efficiencies and contributions to strategically important goals.

At our meeting on February 22, 2008, we decided to grant the following “standard” and “performance-based” nonqualified stock option awards to the Company’s executive officers (“2008 Stock Option Awards”):

Executive Officer	Title	# of Shares Underlying Standard Nonqualified Stock Option Award (1)	# of Shares Underlying Performance-based Nonqualified Stock Option Award (2)
Armando Anido	Chief Executive Officer and President	60,000	40,000

James E. Fickenscher	Chief Financial Officer	30,000	20,000

Jyrki Mattila, M.D., Ph.D.	Executive Vice President, Business Development, Product Development and Technical Operations	30,000	20,000

Jennifer Evans Stacey, Esq.	Executive Vice President, General Counsel, Human Resources and Secretary	30,000	20,000

Roger D. Graham, Jr.	Executive Vice President, Sales and Marketing	30,000	20,000

(1)

Each “standard” nonqualified stock option award (i) has an exercise price of $32.72 per share, which was the closing price of the Company’s common stock on the date of grant and (ii) vests 25% on February 22, 2009 (one year after the date of grant) with the balance vesting in three equal annual installments thereafter. The “standard” nonqualified stock option awards are governed by the Company’s 2004 Equity Compensation Plan, as amended and restated on June 13, 2007, and standard form nonqualified stock option agreement, including provision for immediate vesting upon a change of control of the Company, a copy of which was previously filed with the SEC.

(2)

Each “performance-based” nonqualified stock option will accrue (subject to vesting) upon the Company’s submission of a Biologic License Application (“BLA”) for XIAFLEX for the treatment of Dupuytren’s contracture to the U.S. Food & Drug Administration (“FDA”) on or before June 30, 2009 or the consummation of a change of control of the Company on or before June 30, 2009 (the “Performance Goal”) as confirmed by the Compensation Committee. Subject to achievement of the Performance Goal, the performance-based options shall be exercisable for the following number of shares of the Company’s common stock:

•	if the Company submits the BLA for XIAFLEX for the treatment of Dupuytren’s contracture to the FDA on or before March 31, 2009 and the FDA grants expedited review for the BLA:

Anido	60,000
Fickenscher	30,000
Mattila	30,000
Stacey	30,000
Graham	30,000

•

if the Company submits the BLA for XIAFLEX for the treatment of Dupuytren’s contracture to the FDA on or before March 31, 2009 and the FDA does not grant expedited review to the BLA or a change of control of the Company is consummated on or before March 31, 2009:

Anido	40,000
Fickenscher	20,000
Mattila	20,000
Stacey	20,000
Graham	20,000

•

if the Company submits the BLA for XIAFLEX for the treatment of Dupuytren’s contracture to the FDA during the period from April 1, 2009 to June 30, 2009, or a change of control of the Company is consummated during the period from April 1, 2009 to June 30, 2009:

Anido	20,000
Fickenscher	10,000
Mattila	10,000
Stacey	10,000
Graham	10,000

Each performance-based option that accrues will (i) have a exercise price equal $32.72 per share, the closing price of the Company’s common stock on February 22, 2008, (ii) vest over the 2.5 year period from the date that the Performance Goal has been satisfied, and (iii) be governed by the Company’s 2004 Equity Compensation Plan and standard form nonqualified stock option agreement, including provision for immediate vesting upon a change of control of the Company. The information contained in this column assumes the Company submits the BLA for XIAFLEX for the treatment of Dupuytren’s contracture to the FDA on or before March 31, 2009 and the FDA does not grant expedited review to the BLA.

Based on the Compensation Committee’s review of peer group data from its executive compensation consultant and taking into consideration Dr. DelConte’s experience and market conditions, the Compensation Committee granted Dr. DelConte a non-qualified option to purchase 90,000 shares of our common stock at an exercise price per share equal to the last reported sale price of a share of our common stock on the NASDAQ Global Market on January 31, 2008, his date of employment. The option vests 25% per year over four years commencing on January 31, 2009. The option is governed by our standard form nonqualified stock option agreement, including provision for automatic acceleration upon a change of control.

Ongoing and Post-Employment Agreements

We have employment agreements that provide severance benefits upon certain types of termination of employment. These agreements have been adopted at various times over the past few years, and they have been designed to be a part of a competitive compensation package.

Employment Agreements

We have employment agreements with respect to each of our named executive officers, which set forth the terms of the named executive officer’s employment. The agreements provide for payments and other benefits if we terminate the named executive officer’s employment without cause or for disability, or if the named executive officer terminates employment for “good reason” upon or within one year after a change in control for our Chief Executive Officer and Executive Vice President of Sales and Marketing or two years after a change in control for our Chief Financial Officer, Chief Medical Officer, Executive Vice President of Business Development, Product Development and Technical Operations, and Executive Vice President, General Counsel, Human Resources and Secretary. The agreements also provide that if a change in control occurs and change in control payments are subject to an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) we will make additional payments to reimburse the executive for the excise and related taxes imposed under the Code. Additionally, the employment agreements include non-competition, confidentiality, development assignment and non-solicitation covenants. See “Potential Payments Upon Termination or Change in Control” below for detailed descriptions of the provisions in the employment agreements related to severance payments and payments made in the event of a change of control. See “Tax Considerations” below for further information regarding the excise tax reimbursement.

Potential Payments Upon Termination or Change in Control

Each of the named executive officer’s employment agreements may be terminated by us at any time for cause or upon 30 days written notice without cause. Under the agreements, if a named executive officer’s employment ends for any reason, we will pay accrued compensation and benefits. If we terminate the employment of any of these executives without cause, or due to their disability, we will be obligated to pay to that named executive officer severance equal to nine months of the named executive officer’s base salary, and in the case of our Executive Vice President of Sales and Marketing, severance equal to nine months of base salary plus bonus, and in the case of our Chief Executive Officer, twelve months of his base salary plus bonus, payable in equal monthly installments. In addition, we would be obligated to pay for continued participation in our group medical, dental and prescription drug programs during the applicable nine-month or twelve-month period after termination of employment or obtain comparable benefits at our cost. Additionally, all outstanding stock options and stock awards held by the named executive officer at the date of termination of employment that would have otherwise become vested and exercisable during the severance period will become vested and exercisable as if the named executive officer had remained employed during the severance period, except in the case of our Chief Financial Officer, Chief Medical Officer, Executive Vice President of Business Development, Product Development and Technical Operations and Executive Vice President of Sales and Marketing who have 90 days from the date of termination to exercise any stock options and awards vested as of that date.

For purposes of the employment agreements, cause is defined generally to mean:

•	conviction of, or a plea of guilty to, a felony;

•	intentional and continual failure by the executive to perform his or her material duties, which failure has continued for 30 days after written notice is given to the named executive officer;

•	willful misconduct; or

•	material breach by the executive of the non-competition, non-disclosure, development assignment or non-solicitation covenants in the agreement.

If a change of control occurs during the employment term and the named executive officer’s employment is terminated without cause at any time or the named executive officer resigns for good reason during the one-year period following the change of control in the case of our Chief Executive Officer and our Executive Vice President of Sales and Marketing, or during the two-year period following the change of control in the case of all other named executive officers, the named executive officer will be entitled to the following change of control severance benefits:

•	a lump sum payment equal to:

•	1.5 times base salary plus 1.5 times average annual bonus in the case of our Chief Executive Officer; ; or

•	1.25 times the named executive officer’s base salary plus 1.25 times the named executive officer’s average annual bonus in the case of our other named executive officers;

•

continued participation, at our cost, in our group medical, dental and prescription drug programs during the applicable 15-month or 18-month period after termination of employment or payment to obtain comparable benefits at our cost; and

•	immediate vesting of all outstanding options and stock awards.

For purposes of the employment agreements, good reason includes a substantial reduction of the named executive officer’s duties and responsibilities, relocation to a place of employment more than 50 miles from the named executive officer’s previous place of employment or reduction in the named executive officer’s base salary. In general, a change of control includes:

•	the acquisition of more than 50% of our outstanding voting securities by any person, entity or group;

•	a merger, unless the holders of our voting shares immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent;

•	a sale of all or substantially all of our assets;

•	a liquidation or dissolution; and

•

if, after the date on which the agreements are entered into, directors are elected to our board of directors such that a majority of the members of our board of directors will have been members of our board of directors for less than two years, unless the election or nomination of each new director was approved by at least two-thirds of the directors then in office at the beginning of the two-year period.

See the table entitled “Potential Payments Upon Termination or Change in Control” on page 39.

Tax Considerations

Under section 162(m) of the Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the chief executive officer and other officers listed on the Summary Compensation Table. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives, and certain of our equity awards have been structured to preserve deductibility under section 162(m). Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in our best interests. While we believe that all compensation paid to our executives in 2006 was deductible, some portion of compensation paid in future years may not be deductible as a result of section 162(m).

In the event of a change in control, payments to a named executive officer may be subject to an excise tax, and may not be deductible by us, under sections 280G and 4999 of the Code. The employment agreements require that we make additional payments to the named executive officers to reimburse them for excise tax imposed by section 4999 of the Code, as well as other taxes in respect of the additional payments. The employment agreements were implemented to motivate the named executive officers to increase stockholder value while remaining employed by us. We believe that these incentives would be frustrated by the possible imposition of significant excise taxes on the named executive officers, and we did not wish to have the provisions of the named executive officers’ agreements serve as a disincentive to their pursuit of a change in control that might otherwise be in our best interests and those of our stockholders. Accordingly, we decided to provide a payment to reimburse the executives for excise taxes payable in connection with change in control payments, as well as any taxes that accrue as a result of our reimbursement. See the table entitled “Potential Payments Upon Termination or Change in Control” on page 34.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Oliver S. Fetzer, Ph.D., Chairman
Philippe O. Chambon, M.D., Ph.D.
Rolf A. Classon

Compensation of Executive Officers

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)		All Other Compensation (4) ($)	Total ($)
Armando Anido Chief Executive Officer, President and Director	2007 2006	457,269 199,038	— 146,250	(5)	389,969 179,489	867,896 293,770	280,000 7,313	(5)	10,884 83,237	2,006,018 909,098

James Fickenscher Chief Financial Officer	2007	296,673	—		29,837	264,065	127,000		4,355	721,930
	2006	277,362	—		29,832	135,972	145,000		6,299	594,465

Jyrki Mattila, M.D., Ph.D. Executive Vice President, Business Development, Product Development and Technical Operations	2007	323,654	—		22,305	265,543	121,000		5,986	738,488
	2006	315,231	—		21,600	141,847	115,000		7,180	600,858

Jennifer Evans Stacey, Esq. Executive Vice President, General Counsel, Human Resources and Secretary	2007 2006	291,274 267,846	— —		— —	261,883 143,530	111,000 130,000		4,859 6,507	669,016 547,883

Roger D. Graham Jr. (6) Executive Vice President Sales and Marketing	2007	244,615	—		39,567	130,838	133,000		4,918	552,938

(1)

This column shows the amount we have expensed during 2007 under SFAS 123R for all outstanding restricted stock awards and includes compensation cost recognized in the financial statements with respect to awards granted in previous fiscal years and in 2007. These award fair values have been determined based on the assumptions set forth in our 2007 Consolidated Financial Statements (Note 12, Page 92) in our Form 10-K for the year ended December 31, 2007, as filed with the SEC.

(2)

This column shows the amount we have expensed during 2007 under SFAS 123R for all outstanding stock option awards and includes compensation cost recognized in the financial statements with respect to awards granted in previous fiscal years and in 2007. These award fair values have been determined based on the assumptions set forth in our 2007 Consolidated Financial Statements (Note 12, Page 92) in our Form 10-K for the year ended December 31, 2007, as filed with the SEC.

(3)

This column shows the payments for 2007 performance that were approved by the Compensation Committee in February 2008 and made in March 2008 under the Company’s 2007 Bonus Plan described in the section titled “Short-Term Incentive Awards” in the Compensation Discussion and Analysis, as well as the payments for 2006 performance that were approved by the Compensation Committee in February 2007 and made in March 2007.

(4)

The amounts in this column include Company matching contributions under the Company’s 401(k) Plan, term life and disability insurance premiums and gross ups for the payment of taxes paid by the Company for the benefit of each officer. The amounts for 2007 are shown in the following table:

Name	401(k) Plan Company Match ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)	Gross Ups for the Payment of Taxes ($)
Anido	5,125	720	1,955	3,084
Fickenscher	2,021	540	1,651	143
Mattila	3,312	720	1,811	143
Stacey	2,327	708	1,681	143
Graham	2,446	415	1,300	757

(5)	Mr. Anido’s total bonus for 2006 under the 2006 Bonus Plan was $153,563. Pursuant to his employment agreement, he was guaranteed a minimum bonus of $146,250.
(6)	Mr. Graham joined the Company as Executive Vice President, Sales and Marketing, effective March 19, 2007.

Grants of Plan-Based Awards

The table below sets forth certain information with respect to non-equity incentive plan awards, stock awards and option granted during the fiscal year ended December 31, 2007 to each of our named executive officers listed in the Summary Compensation Table above.

Name	Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (7) ($)
	Grant Date	Approval Date	Threshold ($)	Target (2) ($)	Maximum (3) ($)
Anido	2/23/2007	2/23/2007	—	—	—	—	84,000	(5)	13.16	616,560
	2/23/2007	2/23/2007	—	—	—	—	36,000	(6)	13.16	264,240
	—	—	0	297,225	594,450	—	—		—	—

Fickenscher	2/23/2007	2/23/2007	—	—	—	—	40,000	(5)	13.16	293,600
	2/23/2007	2/23/2007	—	—	—	—	10,000	(6)	13.16	73,400
	—	—	0	133,503	200,254	—	—		—	—

Mattila	2/23/2007	2/23/2007	—	—	—	—	35,000	(5)	13.16	256,900
	2/23/2007	2/23/2007	—	—	—	—	15,000	(6)	13.16	110,100
	—	—	0	129,462	194,192	—	—		—	—

Stacey	2/23/2007	2/23/2007	—	—	—	—	40,000	(5)	13.16	293,600
	2/23/2007	2/23/2007	—	—	—	—	10,000	(6)	13.16	73,400
	—	—	0	116,510	174,763	—	—		—	—

Graham	3/19/2007	3/12/2007	—	—	—	—	90,000	(5)	13.39	666,900
	3/19/2007	3/12/2007	—	—	—	15,000	—		—	200,850
	—	—	0	110,077	165,115	—	—		—	—

(1)

These columns show the threshold, target and maximum payouts for 2007 performance under the Company’s 2007 Bonus Plan for 2007. The amounts for Mr. Graham have been annualized. The actual bonus payments for 2007 performance were approved by the Compensation Committee in February 2008 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)

The amounts in this column were calculated by multiplying each executive’s gross earnings in 2007 less any bonus paid in 2007 by that executive’s bonus target percentage as described in the section titled “Short-Term Incentive Awards” in the Compensation Discussion and Analysis.

(3)

The amounts shown in this column were calculated by multiplying the executive’s Target payout by 150% in the case of Mr. Fickenscher, Dr. Mattila, Ms. Stacey and Mr. Graham and by 200% in the case of Mr. Anido as described in the section titled “Short-Term Incentive Awards” in the Compensation Discussion and Analysis.

(4)

This column shows the number of shares of restricted stock granted in 2007 to Mr. Graham under the Company’s 2004 Equity Compensation Plan. The restrictions on the shares granted will lapse as follows: (i) 3,000 shares on March 19, 2008, (ii) 3,000 shares on March 19, 2009, (iii) 3,000 shares on March 19, 2010 and (iv) 6,000 shares on March 19, 2011.

(5)

The amounts shown are the number of stock options granted to the named executive officers under the Company’s 2004 Equity Compensation Plan. The options vest 25% on the first anniversary of the date of grant with the balance vesting in three equal annual installments thereafter. Mr. Graham received his stock options upon joining the Company in March 2007 pursuant to the terms of his employment agreement.

(6)

The amounts shown are the number of performance-based stock options granted to the named executive officers under the Company’s 2004 Equity Compensation Plan. The options were granted on February 23, 2007 and accrued (subject to vesting) on September 19, 2007 upon the satisfaction of certain performance criteria in 2007. The options vest 33-1/3% on September 19, 2008 (one year after the date that the performance criteria were satisfied) with the balance vesting in two equal annual installments thereafter.

(7)

This column shows the full grant date fair value of restricted stock under SFAS 123R granted to Mr. Graham, and the full grant date fair value stock options under SFAS 123R granted to all named executive officers, in 2007. Generally, the full grant date fair value is the amount that the company would expense in its financial statements over the award’s vesting schedule. For the shares of restricted stock granted to Mr. Graham, fair value is calculated using the closing price of our stock on the grant date of March 19, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding stock options and restricted stock held by the named executive officers at December 31, 2007.

	Option Awards						Stock Awards
Name	Grant Date *	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (14) ($)
Anido	7/17/2006	125,000	375,000	7.81	7/17/2016	(1)	160,000	(2)	4,798,400
	2/23/2007	—	84,000	13.16	2/23/2017	(10)	—		—
	2/23/2007	—	36,000	13.16	2/23/2017	(11)	—		—

Fickenscher	5/18/2005	50,000	50,000	4.78	5/18/2015	(4)	20,000	(3)	599,800
	6/6/2006	15,000	45,000	9.15	6/6/2016	(5)	—		—
	2/23/2007	—	40,000	13.16	2/23/2017	(10)	—		—
	2/23/2007	—	10,000	13.16	2/23/2017	(11)	—		—

Mattila	10/30/2003	12,000	—	4.50	10/30/2013	(6)	—		—
	3/3/2004	24,000	—	12.50	3/3/2014	(8)	—		—
	7/23/2004	51,840	—	7.50	7/23/2014	(8)	2,880	(7)	86,371
	3/16/2005	52,500	52,500	5.36	3/16/2015	(9)	—		—
	6/6/2006	11,250	33,750	9.15	6/6/2016	(5)	—		—
	2/23/2007	—	35,000	13.16	2/23/2017	(10)	—		—
	2/23/2007	—	15,000	13.16	2/23/2017	(11)	—		—

Stacey	3/16/2005	55,000	55,000	5.36	3/16/2015	(9)	—		—
	6/6/2006	11,250	33,750	9.15	6/6/2016	(5)	—		—
	2/23/2007	—	40,000	13.16	2/23/2017	(10)	—		—
	2/23/2007	—	10,000	13.16	2/23/2017	(11)	—		—

Graham	3/19/2007	—	90,000	13.39	3/19/2017	(12)	15,000	(13)	449,850

*	For better understanding of this table, we have included an additional column showing the grant date of the stock options and restricted stock awards.
(1)	The shares underlying this option vested 25% on July 17, 2007 (one year after the date of grant) with the balance vesting in three equal annual installments thereafter.
(2)	The restrictions on these shares will lapse as follows: (i) 40,000 shares on July 17, 2008, (ii) 40,000 shares on July 17, 2009, and (iii) 80,000 shares on July 17, 2010.
(3)	The restrictions on these shares will lapse as follows: (i) 10,000 shares on May 18, 2008, and (ii) 10,000 shares on May 18, 2009.
(4)	The shares underlying this option vested 25% on May 18, 2006 (one year after the date of grant) with the balance vesting in three equal annual installments thereafter.
(5)	The shares underlying this option vested 25% on June 6, 2007 (one year after the date of grant) with the balance vesting in three equal annual installments thereafter.
(6)	The shares underlying this option fully vested on October 30, 2007.
(7)	The restrictions on these shares will lapse on June 5, 2008.
(8)	The shares underlying these options fully vested on September 20, 2005.
(9)	The shares underlying this option vested 25% on March 16, 2006 (one year after the date of grant) with the balance vesting in three equal annual installments thereafter.
(10)	The shares underlying this option vest 25% on February 23, 2008 (one year after the date of grant) with the balance vesting in three equal annual installments thereafter.

(11)

The shares underlying this option vest 33-1/3% on September 19, 2008 (one year after the date that the performance criteria were satisfied) with the balance vesting in two equal annual installments thereafter.

(12)	The shares underlying this option vest 25% on March 19, 2008 (one year after the date of grant) with the balance vesting in three equal annual installments thereafter.
(13)

The restrictions on these shares will lapse as follows: (i) 3,000 shares on March 19, 2008, (ii) 3,000 shares on March 19, 2009, (iii) 3,000 shares on March 19, 2010 and (iv) 6,000 shares on March 19, 2011.

(14)	For purposes of this calculation, we used the closing price of a share of our common stock on December 31, 2007, the last trading day of fiscal 2007, which closing price was $29.99.

Option Exercises and Stock Vested

The following table provides information regarding option exercises by the named executive officers during 2007 and vesting of restricted stock held by the named executive officers during 2007.

Name	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anido (2)	—	—	40,000	650,000
Fickenscher	—	—	5,000	73,250
Mattila (3)	—	—	2,880	46,080
Stacey	—	—	—	—
Graham	—	—	—	—

(1)	Amounts reflect the market value of the stock on the day the stock vested.
(2)	12,044 shares of common stock, representing $195,715, were withheld to satisfy tax withholding requirements.
(3)	855 shares of common stock, representing $13,877, were withheld to satisfy tax withholding requirements.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation to each of the named executive officers pursuant to each executive’s employment agreement in the event of termination of such executive’s employment without cause or in the event of a change in control, described in detail in “Ongoing and Post-Employment Agreements,” “Potential Payments Upon Termination or Change in Control,” and “Tax Considerations” in the Compensation Discussion and Analysis. The amount of compensation payable to each named executive officer upon termination without cause and upon termination for good reason following a change in control is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Termination without Cause				Change in Control
Name	Severance ($) (1)	Healthcare Benefits ($) (2)	Stock Award Acceleration ($) (3)	Total ($)	Severance ($) (4)	Healthcare Benefits ($) (5)	Stock Award Acceleration ($) (6)	Excise Tax Gross-Up ($) (7)	Total ($)
Anido	612,563	16,074	4,527,490	5,156,127	918,845	24,112	15,135,500	2,322,832	18,401,288
Fickenscher	225,000	12,056	—	237,056	536,150	20,093	3,639,600	506,073	4,701,916
Mattila	243,750	12,056	—	255,806	547,031	20,093	2,924,297	390,516	3,881,937
Stacey	221,250	12,056	1,136,175	1,369,481	510,156	20,093	2,899,500	408,181	3,837,930
Graham	381,600	12,056	—	393,656	540,600	20,093	1,943,850	426,080	2,930,623

(1)

Mr. Anido would be entitled to receive twelve months of base salary and twelve months of bonus (equal to the higher of the average of the last two years or the most recent bonus) in the event of termination without cause pursuant to his employment agreement. Mr. Graham would be entitled to receive nine months of base salary and a bonus payment equal to 45% of his then base salary in the event of termination without cause pursuant to his employment agreement. Each of Mr. Fickenscher, Dr. Mattila and Ms. Stacey would be entitled to receive nine months of base salary in the event of termination without cause pursuant to his/her employment agreement.

(2)	Each of Mr. Anido, Mr. Fickenscher, Dr. Mattila, Ms. Stacey and Mr. Graham would be entitled to receive health benefits during his/her respective severance period.
(3)

Mr. Anido’s employment agreement and Ms. Stacey’s employment agreement state that all outstanding stock options and stock awards held on the date of termination of employment that would have otherwise become vested and exercisable during the severance period will become vested and exercisable as if the executive had remained employed during the severance period. Mr. Anido’s severance period is 12 months and Ms. Stacey’s is nine months. For purposes of this calculation, we used the closing price of a share of our common stock on December 31, 2007, the last trading day of fiscal 2007, which closing price was $29.99.

(4)

Mr. Anido would receive 1.5 times his base salary and average annual bonus paid for the two preceding fiscal years in the event of termination after a change in control (18 months’ severance). Each of Mr. Fickenscher, Dr. Mattila and Ms. Stacey would receive 1.25 times base salary and average annual bonus paid for the two preceding fiscal years in the event of termination after a change in control (15 months’ severance). Mr. Graham would receive 1.25 times his base salary (15 months’ severance) and a bonus payment equal to 45% of his then base salary in the event of termination after a change in control.

(5)	Each of Mr. Anido, Mr. Fickenscher, Dr. Mattila, Ms. Stacey and Mr. Graham would be entitled to receive health benefits during his/her respective severance period.
(6)	For purposes of this calculation, we used the closing price of a share of our common stock on December 31, 2007, the last trading day of fiscal 2007, which closing price was $29.99.
(7)	Calculated in accordance with Section 280G of the IRS Code.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2007, members of our Compensation Committee were Mr. Winston J. Churchill (Chairman until May 1, 2007 and member until resignation from the Board on September 10, 2007), Dr. Chambon, Mr. Classon, and Dr. Fetzer (Chairman since May 1, 2007). None of our executive officers serve as members of the compensation committee or any other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as members of our Compensation Committee. No member of our Compensation Committee has ever been our employee. The issuance of options to members of our Compensation Committee is discussed herein under the heading “Director Compensation.”

INFORMATION ABOUT STOCK OWNERSHIP,

AND EQUITY COMPENSATION PLAN

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us concerning the beneficial ownership of our common stock as of April 16, 2008 for:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each executive officer; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 16, 2008 are considered outstanding. These shares, however, are not considered outstanding as of April 16, 2008 when computing the percentage ownership of each other person.

Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 41,143,878 shares of our common stock outstanding on April 16, 2008.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
(i) Certain Beneficial Owners:

FMR Corp. (2) 82 Devonshire Street Boston, Massachusetts 02109	6,046,530	14.7%

Sprout Capital IX, L.P. (3) 11 Madison Avenue, 13th Floor New York, New York 10010	3,209,239	7.6%

Davidson Kempner Partners (4) 885 Third Avenue New York, New York 10022	3,137,325	7.6%

Federated Investors, Inc. (5) 5800 Corporate Drive Pittsburgh, Pennsylvania 15222	2,702,752	6.6%

Visium Asset Management, LLC (6) 950 Third Avenue New York, New York 10022	2,590,539	6.3%

Felix J. Baker and Julian C. Baker (7) 667 Madison Avenue New York, New York 10065	2,219,745	5.4%

Palo Alto Investors, LLC (8) 470 University Avenue Palo Alto, California 94301	2,140,295	5.2%

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
(ii) Directors (which includes all nominees) and executive officers:

Al Altomari (9)	30,000	*
Armando Anido (10)	333,956	*
Edwin A. Bescherer, Jr. (11)	85,600	*
Philippe O. Chambon, M.D., Ph.D. (12)	3,209,092	7.6%
Rolf A. Classon (13)	165,000	*
Anthony DelConte, M.D.	0	*
Oliver S. Fetzer, Ph.D. (14)	45,000	*
James E. Fickenscher (15)	154,185	*
Renato Fuchs, Ph.D. (16)	15,000	*
Roger D. Graham, Jr. (17)	36,597	*
Dennis Langer, M.D., J.D. (18)	15,000	*
Jyrki Mattila, M.D., Ph.D. (19)	211,980	*
Dennis J. Purcell (20)	60,000	*
Jennifer Evans Stacey, Esq. (21)	148,806	*

(iii) All Directors and executive officers as a group (14 persons) (22)	4,510,363	10.4%

*	Less than 1%
(1)	Unless otherwise provided, all addresses should be care of Auxilium Pharmaceuticals, Inc., 40 Valley Stream Parkway, Malvern, Pennsylvania, 19355.
(2)

The information for FMR Corp. and its affiliates was obtained from Schedule 13G filed by FMR Corp. with the SEC on March 10, 2008 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(3)

Includes 2,158,124 shares and 926,888 shares underlying warrants that are currently exercisable and 60,000 shares underlying options held by Dr. Chambon that are exercisable within 60 days of April 16, 2008. Also includes 11,113 shares and 3,653 shares underlying warrants that are currently exercisable held by Sprout Entrepreneurs Fund, L.P. and 5,910 shares and 1,942 shares underlying warrants that are currently exercisable held by DLJ Capital Corporation. DLJ Capital Corporation is the general partner of Sprout Entrepreneurs Fund, L.P. and the managing general partner of Sprout Capital IX, L.P. and, as such, makes all of the investment decisions on behalf of Sprout Capital IX, L.P. and Sprout Entrepreneurs Fund, L.P. Dr. Chambon is a Managing Director of New Leaf Venture Partners, L.L.C. (“New Leaf”). New Leaf has entered into a sub-management agreement with the Sprout Group division of Credit Suisse First Boston Private Equity, Inc. whereby New Leaf provides investment advisory services to the general partners of several Sprout investment funds, including Sprout Capital IX, L.P. and Sprout Entrepreneurs Fund, L.P. as well as DLJ Capital Corporation. Dr. Chambon is also a limited partner of a general partner of Sprout Capital IX, L.P. DLJ Capital Corporation is a Delaware corporation and a wholly owned subsidiary of Credit Suisse (USA), Inc., a Delaware corporation and wholly-owned subsidiary of Credit Suisse Holdings (USA), Inc., a Delaware corporation. Also includes 32,000 shares and 9,609 shares underlying warrants that are currently exercisable held by Dr. James Niedel, a Managing Director of New Leaf. Dr. Chambon and Dr. Niedel disclaims beneficial ownership of securities held by DLJ Capital Corporation, Sprout Capital IX, L.P. and Sprout Entrepreneurs Fund, L.P. except to the extent of their respective pecuniary interests therein.

(4)

The information for Davidson Kempner Partners and its affiliates was obtained from Schedule 13G filed by Davidson Kempner Partners with the SEC on February 14, 2008 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(5)

The information for Federated Investors, Inc. and its affiliates was obtained from Schedule 13G filed by Federated Investors, Inc. with the SEC on March 10, 2008 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(6)

The information for Visium Asset Management, LLC and its affiliates was obtained from Schedule 13G filed by Visium Balanced Fund, LP with the SEC on February 14, 2008 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(7)

The information for Felix J. Baker and Julian C. Baker was obtained from Schedule 13G filed by Federated Investors, Inc. with the SEC on February 14, 2008 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(8)

The information for Palo Alto Investors, LLC was obtained from Schedule 13G filed by Federated Investors, Inc. with the SEC on February 13, 2008 reporting beneficial ownership in the common stock of Auxilium Pharmaceuticals, Inc.

(9)	Represents shares underlying options that are exercisable within 60 days of April 16, 2008.
(10)	Includes 160,000 shares of restricted common stock and 146, 000 shares underlying options that are exercisable within 60 days of April 16, 2008.
(11)	Includes 70,000 shares underlying options that are exercisable within 60 days of April 16, 2008.
(12)

Consists of securities beneficially owned by Sprout Capital IX, L.P., Sprout Entrepreneurs Fund, L.P. and DLJ Capital Corporation. See footnote 3. Dr. Chambon is a Managing Director of New Leaf Venture Partners, L.L.C. (“New Leaf”). New Leaf has entered into a sub-management agreement with the Sprout Group division of Credit Suisse First Boston Private Equity, Inc. whereby New Leaf provides investment advisory services to the general partners of several Sprout investment funds, including Sprout Capital IX, L.P. and Sprout Entrepreneurs Fund, L.P. as well as DLJ Capital Corporation. Dr. Chambon is also a limited partner of a general partner of Sprout Capital IX, L.P. Dr. Chambon disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(13)	Includes 160,000 shares underlying options that are exercisable within 60 days of April 16, 2008.
(14)	Represents shares underlying options that are exercisable within 60 days of April 16, 2008.
(15)	Includes 20,000 shares of restricted common stock and 115,000 shares underlying options that are exercisable within 60 days of April 16, 2008.
(16)	Represents shares underlying options that are exercisable within 60 days of April 16, 2008.
(17)	Includes 12,000 shares of restricted stock and 22,500 shares underlying options that are exercisable within 60 days of April 16, 2008.
(18)	Represents shares underlying options that are exercisable within 60 days of April 16, 2008.
(19)	Includes 2,880 shares of restricted common stock and 225,090 shares underlying options that are exercisable within 60 days of April 16, 2008.
(20)

Consists of 60,000 shares underlying options that are exercisable within 60 days of April 16, 2008. Mr. Purcell is a Senior Managing Partner of Aisling Capital LLC, a private equity firm which advises the Perseus-Soros Biopharmaceutical Fund, LP, which holds 1,166,180 shares. Mr. Purcell disclaims beneficial ownership of securities held by Perseus-Soros BioPharmaceutical Fund, LP, except to the extent of his pecuniary interest therein.

(21)	Includes 142,500 shares underlying options that are exercisable within 60 days of April 16, 2008.
(22)

Includes 194,880 shares of restricted stock, 942,092 shares underlying warrants that are currently exercisable and 1,078,840 shares underlying options that are exercisable within 60 days of April 16, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires a company’s directors, officers and stockholders who beneficially own more than 10% of any class of equity securities of the company registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”), to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to the company’s equity securities with the SEC. All Reporting Persons are required by SEC regulation to furnish us with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to our Reporting Persons, except that we filed late Form 4s regarding the grants of performance-based options to our executives on February 23, 2007.

Equity Compensation Plan Information

We have two equity compensation plans: (i) our 2004 Equity Compensation Plan and (ii) our 2006 Employee Stock Purchase Plan. Both plans have been approved by our stockholders. The following table provides information about the securities authorized for issuance under these equity compensation plans as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved by Security Holders (1)	3,776,105	$10.27	2,760,945
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	3,776,105	$10.27	2,760,945

(1)	Information for our 2006 Employee Stock Purchase Plan is included in the “Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans” column only.
(2)	Includes 2,567,396 shares of our common stock issuable under our 2004 Equity Compensation Plan and 193,549 shares issuable under our 2006 Employee Stock Purchase Plan.

ADDITIONAL INFORMATION

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2007 (“Form 10-K”), including financial statements and schedules thereto, but not including exhibits, to each of our stockholders of record on April 16, 2008 and to each beneficial stockholder on that date upon written request made to our Secretary at the address set forth under the heading “Deadline for Submission of Stockholder Proposals for the 2009 Annual Meeting of Stockholders” on page 9. A reasonable fee will be charged for copies of requested exhibits. Our Form 10-K is on file with the SEC and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of our home page on the Internet at http://www.auxilium.com under the heading “For Investors—SEC Filings.”

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED ENVELOPE IS MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors,

Jennifer Evans Stacey, Esq.
Secretary

Malvern, Pennsylvania
April 29, 2008

PROXY

AUXILIUM PHARMACEUTICALS, INC.

This Proxy is solicited on behalf of the Board of Directors

for the

2008 Annual Meeting of Stockholders

The undersigned, revoking all prior proxies, hereby appoints Armando Anido and Jennifer Evans Stacey, Esq., and each of them, each with the power to appoint his or her substitute, the true and lawful proxy holders of the undersigned, and hereby authorizes them to represent and vote, as designated on the reverse side, all of the shares of common stock of Auxilium Pharmaceuticals, Inc. (the “Company”) held of record by the undersigned on April 16, 2008, at the Annual Meeting of Stockholders of the Company to be held on June 12, 2008 (the “Meeting”) at 9:00 a.m., local time, at The Desmond Hotel, One Liberty Blvd, Malvern, Pennsylvania 19355 and any adjournments or postponements thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED ENVELOPE IS MAILED IN THE UNITED STATES.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO THE PROXIES TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

IMPORTANT – CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒	Please mark your votes as indicated in this example

This Proxy when properly executed will be voted as directed. If no direction is given with respect to a particular proposal, this proxy will be voted for such proposal. This Proxy also delegates discretionary authority to the proxies to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

PROPOSAL 1. To elect as directors, to hold office until the Company’s 2009 Annual Meeting of Stockholders or until their respective successors are elected and qualified, the nine nominees listed below:

Nominees:
(01) Rolf A. Classon
(02) Al Altomari
(03) Armando Anido
(04) Edwin A. Bescherer, Jr.
(05) Philippe O. Chambon, M.D., Ph.D.
(06) Oliver S. Fetzer, Ph.D.
(07) Renato Fuchs, Ph.D. (08) Dennis Langer, M.D., J.D.
(09) Dennis J. Purcell

The Board of Directors recommends a vote “FOR ALL NOMINEES”

☐ FOR ALL NOMINEES

☐ WITHHOLD FOR ALL NOMINEES

☐ __________________________________________________
For all Nominees, except as written above

PROPOSAL 2. To ratify the selection by the Audit and Compliance Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. The Board of Directors recommends a vote “FOR” Proposal 2

☐ FOR	☐ AGAINST	☐ ABSTAIN

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and others acting in a representative capacity should indicate the capacity in which they sign and give their full title as such. If a corporation, please indicate the full corporate name and have an authorized officer sign, stating title. If a partnership, please sign in partnership name by an authorized person.

Date	Share Owner Sign Here	Joint Owner Sign Here

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  ☐